Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VARITEK INDUSTRIES, INC.

1. Varitek Industries, Inc. (the “Corporation”), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts amended and restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date (collectively, the “Articles of Incorporation”), as further amended by such amended and restated articles of incorporation as hereinafter set forth, and which contain no other change in any provision thereof. The Articles of Incorporation are being amended in their entirety by these amended and restated articles of incorporation.

2. Each such amendment included in these amended and restated articles of incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and the last amendment included in the amended and restated articles of incorporation was duly adopted by the shareholders of the Corporation effective the 29th day of December, 2002.

3. The number of shares of Series A Preferred Stock of the Corporation (“Series A Stock”) outstanding as of the close of business on November 15, 2002 (the record date) was 5,109; the number of shares of Series A Stock entitled to vote on the amended and restated articles of incorporation as so amended was 5,109; the number of shares of Series A Stock voted for such amended and restated articles of incorporation as so amended was 4,668; and the number of shares of Series A Stock voted against such amended and restated articles of incorporation as so amended was zero (0).

4. The Articles of Incorporation are amended by these amended and restated articles of incorporation as follows:

(a) Article V, paragraph 3(a) is amended to read as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by multiplying such share by the ratio that is equal to (x) the price paid for such share by the holder to whom such share was issued by the Corporation (the “Original Series A Issue Price”) divided by (y) the Series A Conversion Price (the “Series A Conversion Ratio”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, at any time after the earlier of (i) the date on which the Registration Statement referenced in subsection 3(g) is declared effective by the Securities and Exchange Commission (the “SEC”), or (ii) March 21, 2003. The initial Series A Conversion Price per share shall be $1.00. However, the Series A Conversion Price shall be subject to adjustment as set forth in subsection 3(d).

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(b) Article V, paragraph 3(g)(i) is amended to read as follows:

(i) The Corporation shall use commercially reasonable best efforts to (A) cause its 2001 Audit (as defined below) to be completed and delivered to the Corporation, (B) prepare and file with the SEC a registration statement with respect to the common stock issuable upon conversion of the Series A Preferred Stock (the “Registration Statement”), (C) cause such Registration Statement to become effective, and (D) keep such Registration Statement effective for a period ending on the earlier of (I) the conversion of all outstanding shares of Series A Preferred Stock into common stock or (II) when resales of the common stock issuable upon conversion of the Series A Preferred Stock may be resold pursuant to Rule 144 promulgated under the Securities Act. As used herein, the “2001 Audit” means an income statement and statement of cash flows for the Corporation for the year ended December 31, 2001, and a balance sheet and statement of shareholder’s equity for the Corporation as of the year ended December 31, 2001, audited and certified by independent public accountants selected by the Corporation.

(c) Article V, paragraph 3(g)(ii) is amended to read as follows:

(ii) If the Registration Statement is not filed with the SEC on or before the later of (A) 30 days after the last closing of the sale of the Series A Preferred Stock anticipated to take place on December 5, 2002, or (B) 15 days after the Corporation’s receipt of the 2001 Audit, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 30-day period that the Registration Statement is not filed, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

(d) Article V, paragraph 3(g)(iii) is amended to read as follows:

(iii) If the Registration Statement is not declared effective by the SEC on or before 90 days after the filing of such Registration Statement, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 90-day period that the Registration Statement is not effective, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

5. Such amendments do not provide for any exchange, reclassification or cancellation of issued shares. Such amendments do not effect a change in the amount of stated capital.

6. The Articles of Incorporation are hereby superseded by the following amended and restated articles of incorporation which accurately copy the entire text thereof, as amended as set forth in these amended and restated articles of incorporation:

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VARITEK INDUSTRIES, INC.

I.

The name of the corporation is VARITEK INDUSTRIES, INC.

II.

The period of duration of the corporation is perpetual.

III.

The nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are as follows:

1. To engage in the business of purchasing, acquiring, owning, leasing as lessee or lessor, selling at retail or wholesale, transferring, encumbering and generally dealing in the business a general television, radio and appliance business and the purchasing acquiring, owning, selling and generally dealing in all related areas of operating in the above referenced field.

2. To purchase or otherwise acquire, and to own, hold, improve, develop, utilize, mortgage, sell, lease or otherwise turn to account real estate, lease-holds, rights of way, easements and any and all other rights or interest in real estate or chattels real that may be or may hereafter become useful or convenient for any of the purposes of the Corporation.

3. To purchase, lease or otherwise acquire, so far as permitted by law, the whole or any part of the business, goodwill and property of any person, firm, association or corporation (whether domestic or foreign), engaged in a business of the same general character as that for which the Corporation as organized, and any other real and personal property of whatever kind or wheresoever situated.

4. Subject to the restrictions imposed by law, to acquire, by purchase, subscription or otherwise and to hold for investment or otherwise, and to use, sell, deal in and dispose of any bonds or other obligations and any stocks or certificates representing an interest therein, of any corporation, for, or association formed for or then or theretofore engaged in or pursuing or authorized to engage in or pursue any one or more of the kinds of business, purposes or operation, of any kind herein mentioned, or any corporation, firm or association owning or holding the bonds, obligations, stocks or certificates of any such corporation; to aid in any manner any other corporation whose bonds or other obligations or whose stocks, or certificates representing an interest in whose stocks, are held or are in any manner warranted by the Corporation and to do any other acts and things for the preservations, protection, improvement or enhancement of the value, of such bonds, obligations, stocks, or other certificates or to do any acts or things designed for any such purpose; and, while owner of any such bonds, obligations, stocks, or other certificates or to do any acts or things designed for any such purposes; and, while owner of any such bonds, obligations, stocks or certificates, to exercise all rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon.

5. To do all and everything necessary, suitable or proper for the accomplishment of any of the corporate purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws which the Corporation is organized.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things herein set forth; and it may conduct its business in the State of Texas, and/or in other States, and/or in the District of Columbia, and/or in the territories, and/or colonies of the United States and/or in foreign countries, and it may have one office, or more than one office, and may keep the books of the Corporation outside of the State of Texas, except as otherwise may be provided by law; and the Corporation may hold, purchase, mortgage and/or convey real and personal property, either within or without the State of Texas.

Without in any particular limiting any of the object and powers of the Corporation, it is hereby expressly declared and provided that the Corporation shall have power to issue bonds and other obligations in payment for property purchased or acquired by it, or for any other object in or about its business; to mortgage or pledge any stocks, bonds or other obligations, or any property which may be acquired by it, to secure any bonds or other obligations by it issued or incurred; to warrant any dividends or bonds or contracts or other obligations; to make and perform contracts of any kind and description; and in carrying on its business, or for the purpose of attaining or furthering any of its objects, to do any and all other acts and things and to exercise any and all other powers which a co-partnership or natural person could do and exercise and which now or hereafter may be authorized by law, subject to Part Four of the Texas Miscellaneous Corporation Act.

IV.

The total number of shares of stock which the Corporation shall have the authority to issue is 50,000,000 shares of common stock, no par value. The Corporation may also issue up to 10,000,000 shares of preferred stock, no par value. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of the dividend; (2) the price and the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (7) voting powers.

The minimum amount of capital with which the Corporation will commence business is One Thousand ($1,000.00) Dollars.

V.

The Board of Directors of the Corporation designates and creates a total of Fifteen Thousand (15,000) shares of “Series A Preferred Stock” from the authorized but unissued preferred stock of the Corporation, and the Board of Directors of the Corporation hereby affixes the designation, powers, preferences and relative, participating, optional and other special rights, in the qualifications, limitations or restrictions thereof of the Series A Preferred Stock as follows:

1. Dividend Provisions. The holders of shares of Series A Preferred Stock and common stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pro rata basis based on the number of shares of common stock held by each such holder plus the additional number of shares of common stock that would be held by each such holder if all such Series A Preferred Stock was converted to common stock (such aggregate number calculated on an “As-If-Converted Basis”), payable when, as and if declared by the Board of Directors.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of common stock or other series of preferred stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) $2,000.00 for each outstanding share of Series A Preferred Stock and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock pro rata based upon the number of shares of Series A Preferred Stock held by each such holder.

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock and common stock pro rata based on the number of shares of common stock held by each (on an As-If-Converted Basis), without regard to any assets or proceeds distributed to the holders of Series A Preferred Stock pursuant to subsection 2(a).

(i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise): (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the holders of the Corporation’s outstanding shares entitled to vote for the election of directors immediately before such acquisition owning less than 50% of the outstanding voting power of the Corporation or surviving corporation, as the case may be, immediately after such acquisition; or (B) a sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, except where such sale is to a wholly-owned subsidiary of the Corporation.

(ii) The amount deemed paid or distributed to holders of Series A Preferred Stock in any of such events, if the amount paid or distributed is other than cash, shall be the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation; provided, however, that any securities shall be valued as follows:

(A) Securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or not subject to other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20-day period ending 3 days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20-day period ending 3 days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(B) The method of valuation of securities not registered under the Securities Act or not subject to other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii) In the event the requirements of this subsection 2(b) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(b)(iv) hereof.

(iv) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by multiplying such share by the ratio that is equal to (x) the price paid for such share by the holder to whom such share was issued by the Corporation (the “Original Series A Issue Price”) divided by (y) the Series A Conversion Price (the “Series A Conversion Ratio”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, at any time after the earlier of (i) the date on which the Registration Statement referenced in subsection 3(g) is declared effective by the Securities and Exchange Commission (the “SEC”), or (ii) March 21, 2003. The initial Series A Conversion Price per share shall be $1.00. However, the Series A Conversion Price shall be subject to adjustment as set forth in subsection 3(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the Series A Conversion Ratio then in effect immediately upon the earlier of (i) the Corporation’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $5.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $25,000,000 in the aggregate, or (ii) the date specified by written consent or agreement of the holders of not less than 80% of the then outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of common stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the number of shares of Series A Preferred Stock to be converted and of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for the shares of common stock are to be issued. The Corporation shall pay any issue and transfer taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such holder gives written notice of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the common stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)(A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock (a “Dilutive Price”), the Series A Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to the Dilutive Price. Any adjustment made pursuant to this clause (i)(A) shall be made on the next business day following the date on which any such issuance is made and shall be effective as of the close of business of the date of such issuance.

(B) No adjustment of the Series A Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Series A Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the common stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (“Common Stock Equivalents”), the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

(1) The aggregate maximum number of shares of common stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the common stock covered thereby.

(2) The aggregate maximum number of shares of common stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of common stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of common stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of common stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of common stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of common stock or Common Stock Equivalents issued by the Corporation after the Purchase Date other than:

(A) shares of common stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B) shares of common stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (including past stock grants of 523,750 shares of common stock issued to officers and directors of the Corporation), up to 15% of the total number of shares of common stock outstanding at the time of issuance (on an As-If-Converted Basis);

(C) shares of common stock issuable or issued upon conversion of any shares of Series A Preferred Stock;

(D) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such bona fide business acquisition is approved by the Board of Directors of the Corporation; or

(E) the issuance of securities pursuant to the anti-dilution provisions of any other outstanding securities of the Corporation that are triggered as a result of the sale of Series A Preferred Stock at the initial Series A Conversion Price.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the Series A Conversion Ratio shall be increased in proportion to such increase of the aggregate of shares of common stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of common stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the Series A Conversion Ratio shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the maximum number of shares of common stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Registration Statement.

(i) The Corporation shall use commercially reasonable best efforts to (A) cause its 2001 Audit (as defined below) to be completed and delivered to the Corporation, (B) prepare and file with the SEC a registration statement with respect to the common stock issuable upon conversion of the Series A Preferred Stock (the “Registration Statement”), (C) cause such Registration Statement to become effective, and (D) keep such Registration Statement effective for a period ending on the earlier of (I) the conversion of all outstanding shares of Series A Preferred Stock into common stock or (II) when resales of the common stock issuable upon conversion of the Series A Preferred Stock may be resold pursuant to Rule 144 promulgated under the Securities Act. As used herein, the “2001 Audit” means an income statement and statement of cash flows for the Corporation for the year ended December 31, 2001, and a balance sheet and statement of shareholder’s equity for the Corporation as of the year ended December 31, 2001, audited and certified by independent public accountants selected by the Corporation.

(ii) If the Registration Statement is not filed with the SEC on or before the later of (A) 30 days after the last closing of the sale of the Series A Preferred Stock anticipated to take place on December 5, 2002, or (B) 15 days after the Corporation’s receipt of the 2001 Audit, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 30-day period that the Registration Statement is not filed, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

(iii) If the Registration Statement is not declared effective by the SEC on or before 90 days after the filing of such Registration Statement, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 90-day period that the Registration Statement is not effective, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

(iv) The adjustments to the Series A Conversion Price provided for in subsections 3(g)(ii) and 3(g)(iii) shall not apply in the event that the Corporation’s failure to file the Registration Statement, or to cause the Registration Statement to become effective, or to keep such Registration Statement effective for the period stated in subsection 3(g)(i), is primarily or substantially caused by any material change after the Purchase Date in the Securities Act, the Securities Exchange Act of 1934, as amended, or any rule or regulation promulgated by the SEC which requires substantial additions to, or revisions of, the Registration Statement, or caused by any other factors beyond the reasonable control of the Corporation, such as closure of the SEC due to acts of terrorism or federal budget stalemates, or the failure of a selling security holder to furnish to the Corporation such information regarding itself, the securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such securities or, if required by the managing underwriter in the event of any underwritten public offering, the failure of a selling security holder to enter into and perform its obligations under an underwriting agreement in usual and customary form with the managing underwriter of such offering.

(v) The Corporation also shall use commercially reasonable best efforts to cause the common stock to be listed on the NASDAQ Bulletin Board or the Small Cap Market.

(h) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of the such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

(l) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote, except as provided herein or as otherwise required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an As-If-Converted Basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Redemption.

(a) Upon the election of holders of not less than 67% of the then outstanding shares of Series A Preferred Stock made at any time on or after March 21, 2007, the Corporation shall, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series A Preferred Stock in three equal yearly installments. The foregoing election shall be made by such holders giving written notice to the Corporation, immediately after which the Corporation shall give such written notice to each of the other holders of Series A Preferred Stock. Upon the election of holders of not less than 67% of the then outstanding shares of Series A Preferred Stock to cause the Corporation to redeem the Series A Preferred Stock pursuant to the provisions of this Section 5, all holders of Series A Preferred Stock shall be deemed to have elected to cause the Series A Preferred Stock to be so redeemed.

(b) The first redemption shall be made by the Corporation within 45 days after its receipt of the written election and the second and third redemptions shall be made on the first and second yearly anniversaries thereafter (each, a “Redemption Date”). If, at a Redemption Date, the Corporation is prohibited under the Texas Business Corporation Act from redeeming all shares of Series A Preferred Stock for which redemption is required under this Section 5, then it shall redeem such shares on a pro-rata basis among the holders of Series A Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Texas Business Corporation Act. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences of the Series A Preferred Stock.

(c) The Corporation shall give written notice of the first redemption of Series A Preferred Stock to the holders thereof at least ten days prior to the first Redemption Date. The notice of redemption shall state (i) the number of shares of Series A Preferred Stock of such holder to be redeemed, (ii) the Redemption Date, (iii) the price at which the Series A Preferred

Stock is to be redeemed, and (iv) where the Series A Preferred Stock is to be surrendered for redemption and payment therefor may be obtained. If such notice of redemption shall have been duly given and if, on or before the first Redemption Date, the funds necessary for such redemption shall have been set apart or otherwise are legally and physically available therefor, then as of 11:59 p.m. on the Redemption Date, notwithstanding that any or all of the certificates representing the shares of Series A Preferred Stock to be redeemed may not have been surrendered, such shares shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock called for redemption shall forthwith as of such time cease and terminate, other than the right to receive payment for such shares as specified in this Section 5.

(d) The Corporation shall not be required to give notice of the second and third Redemption Dates. If, on or before the applicable Redemption Date, the funds necessary for such redemption shall have been set apart or otherwise are legally and physically available therefor, then as of 11:59 p.m. on the Redemption Date, notwithstanding that any or all of the certificates representing the shares of Series A Preferred Stock to be redeemed may not have been surrendered, such shares shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock called for redemption shall forthwith as of such time cease and terminate, other than the right to receive payment for such shares as specified in this Section 5.

(e) The redemption price for each share of Series A Preferred Stock shall be the Original Series A Issue Price plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), if any, through the effective date of the redemption. The redemption price shall be payable in immediately available funds on the Redemption Date. Until the full redemption price has been paid for all shares of Series A Preferred Stock redeemed as of the applicable Redemption Date (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation, and (ii) no shares of capital stock of the Corporation (other than Series A Preferred Stock in accordance with this Section 5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(f) The Corporation shall be entitled to withhold payment of the redemption price to a holder of shares of Series A Preferred Stock redeemed as of the applicable Redemption Date pending receipt of the original certificate(s) representing such Series A Preferred Stock or an indemnity (secured by a bond or other collateral, if the Corporation so elects) against the loss thereof. In case fewer than all of the shares of Series A Preferred Stock represented by any certificate(s) are redeemed, one or more new certificates shall be issued to the holder thereof representing the unredeemed shares.

6. Priority. The Series A Preferred Stock shall rank, with respect to all dividends and distributions of the Corporation, senior to the common stock and all other series of preferred stock of the Corporation hereafter created by the Board of Directors.

7. Financial Statements. For so long as at least 10% of the Series A Preferred Stock issued on the Purchase Date remains outstanding, the Corporation shall deliver to each holder of Series A Preferred Stock:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Corporation, an income statement and statement of cash flows for the Corporation for such year, and a balance sheet and statement of shareholder’s equity for the Corporation for such year, audited and certified by independent public accountants selected by the Corporation;

(b) as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Corporation, an unaudited income statement and unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter.

8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9. Covenant. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock, amend, supplement, or modify this Certificate of Designation or otherwise alter or change the terms, rights, preferences or privileges of the Series A Preferred Stock.

VI.

The private property of the shareholder shall not be subject to payment of corporate debts to any extent whatsoever.

VII.

No shareholder shall have any pre-emptive right to acquire any additional unissued or treasury shares of the Corporation now or hereinafter authorized, or held.

VIII.

Meetings of the shareholders of the Corporation may be held any place within the State of Texas or elsewhere. In the absence of any specific provisions, all meetings shall be held at the registered office of the Corporation.

Any action required to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

IX.

Meetings of the Board of Directors of the Corporation, regular or special, may be held any place within the State of Texas, but in the absence of specific provisions, all meetings shall be held at the registered office of the Corporation.

X.

The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The approval of the Bylaws, adopted by the Board of Directors, by the shareholders at a regular meeting shall constitute a delegation of power to the Board of Directors to alter, amend, or repeal by Bylaws, or to adopt new Bylaws. Notwithstanding the foregoing, if the Bylaws are altered, amended, or repealed, or new Bylaws are adopted by the Board of Directors and the shareholders, at their next regular meeting, vote not to sustain the action of the Board of Directors, then the Bylaws shall be as they existed prior to such alteration, amendment, or repeal, or adoption of new Bylaws, and the Board of Directors shall be without authority for two years from the date thereof, in a like manner, to alter, amend, or repeal the Bylaws, or to adopt new Bylaws.

XI.

Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of directors present, such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

XII.

The Corporation reserves the right from time to time to amend, alter, or repeal, or to add any provisions to its Articles of Incorporation in the manner prescribed by the Act.

XIII.

The address of the registered office of the Corporation is 16360 Park Ten Place, Suite 200, Houston, Texas 77084. The name of the registered agent of the Corporation at such address is Randy Bayne.

XIV.

The number of Directors constituting the Board of Directors is three (3), and the names and addresses of the persons who currently serve as directors until their successors are elected and qualified are:

Name	Address

Harry L. Bayne, Jr.	16360 Park Ten Place, Suite 200 Houston, Texas 77084

Randy S. Bayne	16360 Park Ten Place, Suite 200 Houston, Texas 77084

Richard C. Webb	600 Travis, Suite 3100 Houston, Texas 77002

DATED: February 25, 2003.

VARITEK INDUSTRIES, INC.

/s/ RANDY S. BAYNE
Randy S. Bayne, President & CEO

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